Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-272620, 333-269224, 333-254638 and 333-291566), Form S-8 (Nos. 333-262530, 333-265984, 333-274125, 333-281610 and 333-289260) and Form S-1 (No. 333-278620) of Hoth Therapeutics, Inc. (the “Company”) of our report dated March 27, 2026 which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the consolidated financial statements as of and for the years ended December 31, 2025 and 2024, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 27, 2026